Exhibit 10.56

July 13, 2015

Mr. Pietro Satriano

(Address on file with the Company)

Dear Pietro,

On behalf of US Foods, Inc. (the “Company” or “US Foods”), I am delighted to confirm the terms of our offer for you to become the President and Chief Executive Officer and a director of the Company effective on July 13, 2015 (the “Effective Date”). The key terms of this employment offer are as follows:

•	Annual Base Salary	$900,000

•	Target Bonus Percentage	125% of Annual Base Salary

•	Sign-on Option Grant	A one-time grant of stock options covering 300,000 shares of USF Holding Corp. (with an exercise price per share equal to the fair market value of a share on the date of grant and which vest over four years) – full details of this grant will be provided to you under separate cover, and the grant will be made to you pursuant to a Stock Option Agreement previously used by the Company for similarly situated executives of the Company

•	Equity Investment Opportunity	Minimum of $250,000

•	Annual Perquisite Allowance	$12,000, after taxes

US Foods Annual Incentive Plan

You will continue to be eligible to participate in the US Foods Annual Incentive Program subject to the terms and conditions of the US Foods, Inc. Annual Incentive Plan document.

Equity Investment Opportunity

You will have the opportunity to make an equity investment in an amount no less than $250,000 in common stock of USF Holding Corp., not later than September 30, 2015, and in accordance with the terms of the 2007 Stock Incentive Plan for Key Employees of USF Holding Corp. and its Affiliates. The Management Stockholder’s Agreement previously entered into between you and USF Holding Corp. and other equity award agreements used by the Company will govern the terms of your acquisition and holding of all of the common stock, stock options and other forms of equity that you hold and may hold in the future. Full details of this opportunity will be provided to you under separate cover.

Long-Term Incentive Compensation

You will continue to be eligible to participate in the Company’s long-term incentive compensation program when new grants are issued. The targeted annual equity grant value for your position level is anticipated to be $3,000,000. The actual size of the stock option grant and the restricted stock units grant will be calculated based upon the fair market value of USF Holding Corp. stock at time of grant.

Full details of this grant will be provided to you under separate cover, and the grant will be made to you pursuant to equity award agreements previously used by the Company for similarly situated executives of the Company.

Annual Perquisite Allowance

You will receive an annual perquisite allowance equal to $12,000, after taxes. The perquisite allowance is intended to defray the cost of expenses such as financial or legal planning, club membership, or executive physicals.

Severance Agreement

Full details regarding severance available to you after the Effective Date are provided in your Severance Agreement and an amendment to your Severance Agreement to be entered into between you and US Foods. This amendment to your Severance Agreement will provide, among other things, for severance payments of 24 months of “Annual Base Salary” and a 24-month “Annual Bonus Amount”; and a payment in lieu of 24 months of medical benefits, all as set forth fully in (and subject to) the form of agreement to be provided to you.

Health & Welfare and Retirement Benefits

You will continue to be eligible for the standard Health & Welfare and Retirement benefits programs made available to all similarly situated executives of the Company from time to time. Your participation in the health, welfare and retirement benefits will be subject to the terms and conditions of each plan.

Again, we are delighted to make this offer to you and look forward to the valuable contributions you will make as you lead the Company. We request that you acknowledge acceptance of this offer, as the terms are conditional pending your written acceptance in addition to execution of the US Foods, Inc. Non-Solicitation and Non-Disclosure Agreement.

If you accept this offer, you will serve as an at-will employee of US Foods, subject to the provisions of the Severance Agreement. This means that your employment with US Foods will have no specific or definite term, and that either you or the Company may terminate the relationship at any time for any reason, or no reason at all, and with or without notice, subject to the provisions of the Severance Agreement. This letter agreement, the Severance Agreement, as amended as contemplated herein, and the relevant equity agreements referenced in this letter agreement, comprise the understanding between you and the Company concerning your employment with US Foods and do not constitute a guarantee of employment; provided, however, that nothing in this letter is intended to amend or modify any equity agreements, the retention arrangements dated February 24, 2014 and March 19, 2015, or the transaction bonus arrangements dated February 24, 2014 and March 19, 2015, in each case, to which you are currently a party.

The compensation and benefits described in this letter are provided under and subject to the terms and conditions of the applicable US Foods plans, programs and policies referenced herein. Nothing in this letter in any way limits our right to amend or terminate those plans, programs or policies.

I welcome any questions regarding this offer.

Best regards,

/s/ Juliette W. Pryor
USF Holding Corp. Board of Directors

Executed on the Board’s behalf
Juliette W. Pryor
EVP, General Counsel & Chief Compliance Officer
US Foods, Inc.

Accepted By:	/s/ Pietro Satriano

Pietro Satriano

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